CONSULTING AGREEMENT

THIS AGREEMENT made effective as of June18th, 2013 (the "**Effective Date**").

BY AND BETWEEN

> **MANAS PETROLEUM CORPORATION**, a company incorporated under the laws of Nevada, USA, having its principal place of business at Bahnhofstrasse 9, 6341 Baar, Switzerland (hereafter called the "**Company**")

AND

> **UNDISCOVERED EQUITIES INC**, a company incorporated under the laws of Florida, USA, having its principal place of business at 1660 SW 2nd Ave, Boca Raton, Florida 33432, United States of America (hereafter called the "**Consultant**")

WHEREAS the Company is a reporting company in the United States and Canada whose shares are posted and listed for trading on the TSX Venture Exchange and listed for quotation on one or more of the 'over the counter' markets in the United States (hereafter the "**Exchanges**");

WHEREAS the Consultant provides marketing and investment relations consulting services to companies whose shares are posted and listed for trading on Exchanges.

WHEREAS the Company wishes to engage the Consultant to provide marketing and investor relations services and to provide general advice to the Company in the United States and the Consultant desires to be so engaged by the Company on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto do hereby agree as follows:

1. SCOPE

1.1 During the Term (as hereinafter defined), the Consultant shall represent the Company at trade shows, liaise with the investment community, introduce members of the Company's management team to potential investors and assist the Company with the presentation of information to the market and both existing and potential investors.

1.2 During the Term, the Company may also request that the Consultant organize and attend 'roadshows' in various cities and at various locations to be agreed upon by the Consultant and the Company from time-to-time. The Consultant shall be responsible for coordinating all details related to these roadshows.

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1.3 In providing the services specified in Section 1.1 and 1.2 above (collectively, the "**Services**"), the Consultant shall report to a designated person in the Company, and to a person at CHF Investor Relations to be designated by the Company, it being understood that CHF Investor Relations will act as the lead IR Consultant of the Company.

1.4 In providing the Services, the Consultant shall comply with all applicable laws, including the laws of Switzerland, Canada and the USA, the applicable rules and regulations of the regulatory authorities in each of these jurisdictions, and the policies of the TSX-V. Further, the Consultant shall ensure that no information shall be disseminated by the Consultant or its subcontractors without the Company's prior approval.

2. TERM

2.1 This Agreement shall be for a term (the "**Term**") beginning on the Effective Date and ending on June 17, 2015 unless sooner terminated in accordance with Section 3 of this Agreement, below.

3. TERMINATION OF AGREEMENT

3.1 Notwithstanding any other provisions herein, the Consultant may terminate this Agreement in its entirety at any time by giving the Company 30 days written notice of such intention to terminate.

3.2 The Company may terminate this Agreement in its entirety, with or without cause, for any reason whatsoever and at any time, by delivering to the Consultant a notice of termination in writing and the Consultant does hereby agree that such notice will be sufficient notice to terminate this Agreement, and that the Company will not be liable to pay any further monies, notwithstanding that such termination may be without cause. The expression "further monies" will include, without restricting the generality of the foregoing, additional fees, severance pay, bonuses, penalties and any other monies arising out of the engagement of the Consultant.

3.3 Notwithstanding the expiration or earlier termination of this Agreement, the provisions of this Agreement regarding Confidentiality shall survive expiration or termination for a period of five (5) years.

4. REMUNERATION

4.1 In consideration of the Services provided by the Consultant under this Agreement, the Company shall pay the Consultant a monthly fee in the amount of US$7,500 of each month. The Company shall also reimburse Consultant for out of pocket expenses of up to US$7,500 per quarter. All fees are due upon receipt of the invoice at the start of each month and at the end of each quarter, as the case may be. Delay of payment will result in interest charged at 12% p.a.

4.2 Within a reasonable time following the Effective Date, the Company shall grant to the Consultant an option (the "**Option**") to acquire 750,000 of the Company's common shares ("**Shares**") on the following terms:

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i. 250,000 of the Shares may be purchased at an exercise price of US$0.15
ii. 250,000 of the Shares may be purchased at an exercise price of US$0.30
iii. 250,000 of the Shares may be purchased at an exercise price of US$0.45

The Option shall expire on the earlier of the fifth anniversary of the date of grant or 30 days following the expiration or earlier termination of this Agreement, shall vest over 12 months in quarterly installments, and shall otherwise be on and subject to the terms and conditions contained in the Company's standard form of Stock Option Agreement, the Company's Stock Option Plan and the policies of the TSX-V.

After the AGM 2013 Consultant will be awarded additional 500,000 Options of the Company's common shares, the strike price will based on the closing price of Manas Petroleum Corp. on the grant date. The Option shall expire on the earlier of the fifth anniversary of the date of grant or 30 days following the expiration or earlier termination of this Agreement, shall vest over 12 months in quarterly installments, and shall otherwise be on and subject to the terms and conditions contained in the Company's standard form of Stock Option Agreement, the Company's Stock Option Plan and the policies of the TSX-V.

5. CONSULTANT'S REPRESENTATIONS

5.1 *Receipt of information.* The Consultant represents that it has reviewed the Company's press releases, business plan and periodic disclosure documents filed on EDGAR and SEDAR and that it is not currently in possession of any material information about the Company or its business that has not been publicly disclosed by the Company.

5.2 *Investment Experience.* The Consultant represents that it is experienced in evaluating and investing in securities and in companies similar to Company and acknowledges that it can fend for itself, can bear the economic risk of an investment in the Company if it exercises any of the Option, and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment. The Consultant further represents that it has not been organized solely for the purchase of the Company's Common Stock.

5.3 *Accredited Investor.* The Consultant represents that it is an "accredited investor" as that term is defined in SEC rule 501(a) of Regulation D, 17 C.F.R.501(a). The Consultant will renew this representation (and it will complete and deliver to the Company an accredited investor questionnaire in form and substance reasonably satisfactory to the Company) each time that it exercises any of the Option or otherwise purchases Shares from the Company.

6. SERVICES NOT EXCLUSIVE

Consultant shall devote such of its time and effort, as is necessary to the discharge of its duties hereunder to the satisfaction of the Company, acting reasonably. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the Term. The Consultant shall not be restricted from engaging in

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other business activities during the Term provided that those activities are not in competition with, or in derogation of the best interest of, the Company.

7. CONFIDENTIALITY

Consultant acknowledges that from time-to-time during the Term it may be in possession of Confidential Information (as hereinafter defined). All Confidential Information, whether it is developed by the Consultant or the Company or others, is the exclusive and confidential property of the Company and will at all times be regarded, treated and protected as such. The Consultant shall not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of the Company) any Confidential Information or any knowledge or information or plans with respect to the Company or its business, including, but not by way of limitation, the projects of the Company, whether in the concept or development stage, or which are being marketed by the Company on the effective date of this Agreement or during the term hereof. For the purposes of this Agreement, the term "Confidential Information" means information, whether or not originated by the Comapany or the Consultant, that relates to the business or affairs of the Company, its affiliates, clients or projects and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or contractors. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

a. the Company's mineral properties, exploration results, estimated economic reserves, feasibility of production, as well as information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

b. work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

c. any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

d. internal Company personnel and financial information, consultant's names and other information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company's business;

e. marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

f. all information that becomes known to the Consultant as a result of this Agreement or the services performed hereunder that the Consultant, acting reasonably, believes is confidential information or that the Company takes measures to protect;

8. COVENANT NOT TO COMPETE

During the term of this Agreement, Consultant warrants, represents and agrees that it will not conduct any action which may be construed as competing directly with activities of the Company or which raises concerns of conflict of interest.

9. NOTICE

9.1 All notices, notifications and other communications required in this Agreement must be in writing and must delivered in person or sent by facsimile or email as follows:

To Company:	Manas Petroleum Corporation Bahnhofstrasse 9 6341 Baar, Switzerland E-Mail: info@manaspetroleum.com
To Consultant:	Undiscovered Equities, Inc. 1660 SW 2nd Ave Boca Raton, Fl 33432

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Email: kmcknight@ktmconsulting.com

9.2 All notices, notifications, requests, and other communications are deemed effective when delivered in person or by overnight courier, and they are deemed effective 24 hours after transmitted by e-mail where satisfactory indication of receipt is received by sending Party. Either Party may change the above address and numbers by notifying the other Party.

10. INDEMNIFICATION

The Company agrees to indemnify and hold the Consultant and its respective agents and employees harmless from and against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon the Company's omission of a material fact in a disclosure document or the making of a material and misleading statement therein. In such case, as a sole remedy, Company shall reimburse the Consultant, or any such other person, for any legal or other expenses reasonably incurred by the Consultant, or any such person, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or processing.

11. REPRESENTATION CONCERNING NASD AND SEC

The Consultant represents that it is not subject to any disciplinary action by either the National Association of Securities Dealers or the Securities and Exchange Commission by virtue of any violation of their rules and regulations and that to the best of it knowledge, neither is its affiliates nor subcontractors subject to any disciplinary action.

12. MISCELLANEOUS PROVISIONS

12.1 This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other party.

12.2 The substantive law of Nevada, USA without regard to any conflicts of laws principles that could require application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including the existence, validity, performance, breach, or termination of this Agreement.

12.1 Any dispute arising out of, relating to, or in connection with this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably, shall be resolved by three (3) arbitrators in accordance with the Arbitration Rules of the International Chamber of Commerce. The place of arbitration shall be Zug, Switzerland. The proceedings shall be in the English language. The resulting arbitral award shall be final and binding without right of appeal, and judgment upon such award may be entered in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect

12.3 All obligations of the Company and the Consultant under this Agreement are subject to the acceptance of this Agreement by the TSX-V and any other regulatory authorities having jurisdiction.

12.4 This Agreement may not be amended or otherwise modified except by an instrument in writing signed by the parties hereto.

12.5 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions and representations whether written or oral of the parties. Further, there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set out in this Agreement.

12.6 The titles of headings of the respective paragraphs of this Agreement shall be regarded as having been used for reference and convenience only.

12.7 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.8 This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Werner Ladwein

Werner Ladwein, CEO&President
Manas Petroleum Corp.

/s/ Kevin McKnight

6/18/13

Kevin McKnight, President
Undiscovered Equities, Inc.